As filed with the Securities and Exchange Commission on April 29, 2011
Registration No. 333-167128
Registration No. 333-157765
Registration No. 333-133238
Registration No. 333-91236
Registration No. 333-91158
Registration No. 333-81705
Registration No. 333-58037
Registration No. 333-50959

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-167128
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-157765
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-133238
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-91236
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-91158
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-81705
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-58037
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-50959
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RC2 CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-4088307 (I.R.S. Employer Identification No.)

1111 West 22nd Street Oak Brook, Illinois	60523

(Address of principal executive offices)	(ZIP Code)
RC2 CORPORATION 2005 STOCK INCENTIVE PLAN
RACING CHAMPIONS ERTL CORPORATION EMPLOYEE STOCK PURCHASE PLAN
RACING CHAMPIONS ERTL CORPORATION STOCK INCENTIVE PLAN
(Full titles of the plans)
Curtis W. Stoelting
Chief Executive Officer
RC2 Corporation
1111 West 22nd Street
Oak Brook, Illinois 60523
(630) 573-7200
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Richard C. Witzel, Jr.
Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive, Suite 3500
Chicago, IL 60606
Telecopier: (312) 407-0411
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated Filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
     These post-effective amendments relate to the following Registration Statements of RC2 Corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”):
•	Registration Statement No. 333-167128, registering 980,000 shares of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), issuable under the RC2 Corporation 2005 Stock Incentive Plan; and

•	Registration Statement No. 333-157765, registering 1,000,000 shares of Company Common Stock, par value $.01 per share, issuable under the RC2 Corporation 2005 Stock Incentive Plan; and

•	Registration Statement No. 333-133238, registering 1,200,000 shares of Company Common Stock, par value $.01 per share, issuable under the RC2 Corporation 2005 Stock Incentive Plan; and

•	Registration Statement No. 333-91236, registering 500,000 shares of Company Common Stock, par value $.01 per share, issuable under the Racing Champions Ertl Corporation Employee Stock Purchase Plan; and

•	Registration Statement No. 333-91158, registering 800,000 shares of Company Common Stock, par value $.01 per share, issuable under the Racing Champions Ertl Corporation Stock Incentive Plan; and

•	Registration Statement No. 333-81705, registering 900,000 shares of Company Common Stock, par value $.01 per share, issuable under the Racing Champions Ertl Corporation Stock Incentive Plan (formerly the Racing Champions Corporation Stock Incentive Plan); and

•	Registration Statement No. 333-58037, registering 288,148 shares of Company Common Stock, par value $.01 per share, issuable under the Racing Champions Ertl Corporation Stock Incentive Plan (formerly the Racing Champions Corporation Stock Incentive Plan); and

•	Registration Statement No. 333-50959, registering 311,852 shares of Company Common Stock, par value $.01 per share, issuable under the Racing Champions Ertl Corporation Stock Incentive Plan (formerly the Racing Champions Corporation Stock Incentive Plan).

     On April 29, 2011, pursuant to that certain Agreement and Plan of Merger, dated March 10, 2011 (the “Merger Agreement”), among Tomy Company, Ltd., a company organized under the laws of Japan (“Parent”), Galaxy Dream Corporation, a Delaware corporation and wholly owned indirect subsidiary of Parent, and RC2 Corporation (the “Company”), the Company became a wholly owned indirect subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.
     Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, by means of the post-effective amendments, removes from registration any and all securities of the Company that had been registered for issuance but remain unsold under the Registration Statements.
[Signature Page Follows]

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to registration statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on the 29th day of April, 2011.

RC2 CORPORATION
By:	/s/ Curtis W. Stoelting
Curtis W. Stoelting
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to registration statements on Form S-8 have been signed by the following persons in the capacities indicated below on the 29th day of April, 2011.

Signature	Title

/s/ Curtis W. Stoelting	Chief Executive Officer
Curtis W. Stoelting	(Principal Executive Officer)

/s/ Peter A. Nicholson	Chief Financial Officer and Secretary
Peter A. Nicholson	(Principal Financial and Accounting Officer)

/s/ Kantaro Tomiyama	Director
Kantaro Tomiyama
[Signature Page to Post Effective Amendment (S-8)]